EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement of HUBCO, Inc. on Amendment No. 1 to Form S-4 (File No. 33-53197) of our report which includes an explanatory paragraph regarding changes in accounting principles and includes an explanatory paragraph regarding an action seeking unspecified damages and alleging violations of state securities laws, certain banking laws and state common law and a lawsuit filed by a former Bank officer which alleges wrongful termination and seeks unspecified damages, dated January 28, 1994, on our audits of the consolidated financial statements of Washington Bancorp, Inc. and Subsidiary as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which report is included in Washington's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the reference to our firm under the caption "Experts".



                                             /s/ Coopers & Lybrand
                                             Coopers & Lybrand

Parcippany, New Jersey
May 9, 1994